EXHIBIT 2.02


                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


                  THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Second Amendment") is dated as of July 29, 1999 among Adelphia Communications Corporation, a Delaware corporation ("Parent"), Adelphia Acquisition Subsidiary, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and Century Communications Corp., a New Jersey corporation (the "Company").

                                    RECITALS

                  A. Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger dated as of March 5, 1999, as amended by the First Amendment to Agreement and Plan of Merger dated as of July 12, 1999 (the "Merger Agreement"), pursuant to which the Company will merge with and into Merger Sub with Merger Sub as the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement.

                  B. In accordance with Section 10.03 of the Merger Agreement, the parties desire to enter into this Second Amendment to amend the Merger Agreement as provided herein.

                  C. Capitalized terms used in this Second Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

                  In consideration of the premises and the respective covenants and agreements set forth herein, the parties agree as follows.

                  SECTION 1. Amendment. Section 7.10 of the Merger Agreement is hereby by amended by deleting, at the end of the first sentence, the words "the Merger Consideration, without interest" and substituting therefor the following:

                  (x) with respect to each share of Class A Company Common Stock held by Dissenting Shareholders, $9.16426528 in cash and
                  0.61222732 shares of Parent Common Stock, without interest, and (y) with respect to each share of Class B Company Common Stock held by Dissenting Shareholders, $11.81417001 in cash and 0.63595483 shares of Parent Common Stock, without interest (it being understood that nothing herein shall be interpreted to give the Class B Shareholders the right to become Dissenting Shareholders without violating the Class B Voting Agreement).

                  SECTION 2. Effect of Second Amendment. Except as expressly provided in this Second Amendment, all terms and conditions of the Merger Agreement shall remain in full force and effect without modification.

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                  IN WITNESS WHEREOF, each of the parties has caused this
Agreement to be duly executed by its respective authorized officer as of the day and year first above written.


                     ADELPHIA COMMUNICATIONS CORPORATION


                     By:   /s/ Michael J. Rigas
                             Name:  Michael J. Rigas
                             Title: Executive Vice President


                     ADELPHIA ACQUISITION SUBSIDIARY, INC.


                     By:   /s/ Michael J. Rigas
                             Name:  Michael J. Rigas
                             Title: Executive Vice President


                    CENTURY COMMUNICATIONS CORP.


                     By:   /s/ Scott N. Schneider
                           Name: Scott N. Schneider
                           Title: Chief Financial Officer




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